EXHIBIT 23.(i)


              [HENDERSON HUTCHERSON & MCCULLOUGH, PLLC Letterhead]

To: Bondy & Schloss

Re: American Family Cookies, Inc.

Date: August 9, 2002


In the registration statement for American Family Cookies, Inc., we hereby consent to the reference to our firm under the caption "Experts." We also consent to the inclusion of the "Independent Auditor's Report" for Gregory Enterprises Group dated February 11, 2002.


  /s/ Henderson Hutcherson
      & McCullough, PLLC